Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of NUR Macroprinters Ltd. for the registration of 4,659,415 of its Ordinary Shares of and to the incorporation by reference therein of our report dated February 26, 2004, with respect to the consolidated financial statements and schedules of NUR Macroprinters Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
April 13, 2004
Kost Forer Gabbay & Kasierer